UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

Buffalo Wild Wings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.
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Media Statement

Over the past decade, Buffalo Wild Wings’ performance has consistently led the casual dining industry, delivering superior results to our shareholders while providing a differentiated guest experience to our customers. Under CEO Sally Smith’s leadership since its IPO in 2003, the Company has generated total returns for shareholders of 1697%. In fact, $10,000 invested in Buffalo Wild Wings stock at the IPO was worth more than $175,000 on March 31, 2017. The Company has continued to innovate and pursue cost savings initiatives amid difficult market conditions for the sector and remains focused on creating sustainable value for our shareholders.

Important Information
Buffalo Wild Wings, Inc., its directors and certain of its executive officers and employees are participants in the solicitation of proxies from Buffalo Wild Wings shareholders in connection with its 2017 annual meeting of shareholders. Information concerning the identity and interests of these persons is available in the preliminary proxy statement Buffalo Wild Wings filed with the SEC on March 28, 2017 and amended April 5, 2017.
Buffalo Wild Wings will file a definitive proxy statement in connection with its 2017 annual meeting. The definitive proxy statement, any other relevant documents, and other materials filed with the SEC concerning Buffalo Wild Wings are (or will be, when filed) available free of charge at http://www.sec.gov and http://ir.buffalowildwings.com. Shareholders should read carefully the definitive proxy statement and any other relevant documents that Buffalo Wild Wings files with the SEC when they become available before making any voting decision because they contain important information.